Exhibit 3.6

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KRATON POLYMERS LLC

This Third Amended and Restated Limited Liability Company Agreement (“Agreement”) of Kraton Polymers LLC, a Delaware limited liability company (the “Company”), effective as of June 4, 2015 (the “Effective Date”), is entered into by Kraton Performance Polymers, Inc., as the sole member of the Company (the “Member”).

RECITALS

A.	The Company was formed on August 24, 2000 as “Ripplewood Chemical Acquisition LLC” by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware.

B.	Ripplewood Chemical Holding LLC, a Delaware limited liability company (“Ripplewood Chemical Holding”), the original sole member of the Company, entered into the Limited Liability Company Agreement of the Company dated as of August 26, 2000 (the “Original Agreement”).

C.	On December 11, 2000 the certificate of formation of the Company was amended to change its name from Ripplewood Chemical Acquisition LLC to RK Polymers LLC.

D.	Ripplewood Chemical Holding amended and restated in their entirety the terms of the Original Agreement by entering into the Amended and Restated Limited Liability Company Agreement of the Company dated and effective as of February 28, 2001 (the “Amended and Restated LLC Agreement”).

E.	On February 28, 2001 the certificate of formation of the Company was amended to change the name of RK Polymers LLC to KRATON Polymers LLC.

F.	Ripplewood Chemical Holding further amended the Amended and Restated LLC Agreement pursuant to the Amendment to the Amended and Restated Limited Liability Company Agreement dated and effective as of March 1, 2001 (together, with the Amended and Restated LLC Agreement, the “2001 Agreement”).

G.	Polymer Acquisition LLC, a Delaware limited liability company and the Company filed a Certificate of Merger on December 23, 2003, pursuant to which Polymer Acquisition LLC merged with and into the Company, with the Company as the surviving entity of which Polymers Holdings LLC was the sole member.

H.	Polymer Holdings LLC, as the sole member of the Company, further amended and restated in their entirety the terms of the 2001 Agreement, pursuant to the Second Amended and Restated Limited Liability Company Agreement entered into as of March 31, 2004 (the “Second Amended and Restated LLC Agreement”).

I.	Polymer Holdings LLC further amended the Second Amended and Restated LLC Agreement pursuant to the First Amendment to the Second Amended and Restated Limited Liability Company Agreement dated as of November 30, 2009 (together, with the Second Amended and Restated LLC Agreement, the “Previous Agreement”).

J.	A Certificate of Merger was filed with the Secretary of State of the State of Delaware on December 22, 2009, whereby TJ Chemical Holdings LLC merged into the Company, with the Company as the surviving entity of which the Member was the sole member.

K.	The Member desires to amend and restate the Previous Agreement to amend certain provisions thereof.

L.	The Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

The Member, by execution of this Agreement, hereby amends and restates the Previous Agreement pursuant to and in accordance with the Act, and hereby agrees as follows:

1. Name. The name of the Company is Kraton Polymers LLC.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be such location as the Member may from time to time designate. Until changed by the Member, the principal office of the Company shall be 15710 John F. Kennedy Blvd., Suite 300, Houston, TX 77032.

(b) Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate of Formation, as amended, or such other registered agent as designed by the Member. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4. Members.

(a) Members. The Member owns 100% of the membership interests in the Company. The name and the business, residence or mailing address of the Member are as follows:

Name	Address

Kraton Performance Polymers, Inc.	15710 John F. Kennedy Blvd., Suite 300 Houston, TX 77032

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

5. Management.

(a) Authority; Powers and Duties of the Board of Directors.

i) The Member shall appoint a board of directors (the “Board of Directors”) to oversee the business of the Company and its subsidiaries. Except as otherwise provided by this Agreement, the Board of Directors shall have the full right and authority (acting on behalf of the Member) to manage the business and affairs of the Company.

ii) The Board of Directors shall consist of the members of the board of directors of the Member (the “Sponsor Directors”). A new Sponsor Director shall be appointed and a Sponsor Director shall be removed whenever such Sponsor Director is appointed to or removed from, as the case may be, the board of directors of the Member.

iii) Decisions of the Board of Directors shall require the approval of a majority of the directors.

iv) The Company shall reimburse the directors for all reasonably out of pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including without limitation, travel, lodging and meal expenses.

(b) Election of Officers; Delegation of Authority.

i) The Board of Directors may, from time to time, designate one or more officers with such titles as may be designated by the Board of Directors to act in the name of the Company with such authority as may be delegated to such officers by the Board of Directors (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Board of Directors.

ii) Each Officer may, from time to time, designate one or more persons (each an “Authorized Person”) to act in the name of the Company and delegate to such Authorized Person such portion of such Officer’s authority as shall be specified in the designation.

iii) Any action taken by an Officer, or an Authorized Person, pursuant to authority delegated to such Officer or Authorized Person, shall constitute the act of and serve to bind the Company.

6. Exculpation and Indemnification of the Member, Directors and Officers. Neither the Member, the Directors nor the Officers shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member, Director or Officer, as applicable, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member, Director or Officer, as applicable, by this Agreement, provided that the Member, Director or Officer, as applicable, shall be liable for any such loss, damage or claim if there is a final and non-appealable judicial determination that such Member, Director or Officer, as applicable, (i) did not act in good faith and in what such Member, Director or Officer, as applicable, reasonably believed to be in, or not opposed to, the best interest of the Company and within the authority granted to such Member, Director or Officer, as applicable, by this Agreement, (ii) acted with gross negligence, willful misconduct or fraud, or (iii) with respect to any criminal act or proceeding, had a reasonable cause to believe that such conduct by the Member, Director or Officer, as applicable, was unlawful. To the full extent permitted by applicable law, the Member, Director or Officer, as applicable, shall be indemnified and held harmless by the Company for and against any and all judgments, fines, settlements, losses, claims, demands, costs, damages, liabilities, joint and several, and expenses of any nature, including reasonable attorney’s fees and disbursements and other amounts arising from any proceeding (collectively “Costs”), incurred by the Member, Director or Officer, as applicable, by reason of any act or omission performed or omitted by the Member, Director or Officer, as applicable, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member, Director or Officer, as applicable, by this Agreement, except that the Member, Director or Officer, as applicable, shall not be entitled to indemnification under this Section 6 with respect to any Costs if there is a final and non-appealable judicial determination that such Member, Director or Officer as applicable, (i) did not act in good faith and in what such Member, Director or Officer, as applicable, reasonably believed to be in, or not opposed to, the best interest of the Company and within the authority granted to such Member, Director or Officer by this Agreement, (ii) acted with gross negligence, willful misconduct or fraud, or (iii) with respect to any criminal act or proceeding, had reasonable cause to believe that such conduct by the Member, Director or Officer, as applicable, was unlawful; provided, however, that any indemnity under this Section 6 shall be provided out of and to the extent of the Company’s assets only, and neither the Member, Director nor the Officer, as applicable, shall have personal liability on account thereof.

7. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8. Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

9. Tax Status; Income and Deductions.

(a) Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

11. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

12. Miscellaneous.

(a) Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b) Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the Effective Date.

KRATON PERFORMANCE POLYMERS, INC.

/s/ James L. Simmons
Name:	James L. Simmons
Title:	Vice President, General Counsel & Secretary